Exhibit 99.1

Moleculin Announces Publication of Data from Successful European Phase 1 Trial Evaluating Annamycin as Single Agent Treatment of Relapsed or Refractory Acute Myeloid Leukemia (AML)

Data published in peer-reviewed British Journal of Cancer Research

No evidence of cardiotoxicity in any subject treated in this study, including up to 16 subjects whose cumulative anthracycline dose (Annamycin included) exceeded the lifetime cumulative doxorubicin (or equivalent) dose of > 450 mg/m2

After experiencing an 80%/60% ORR/CRi rates in last single agent cohort, Annamycin is currently being evaluated in a Phase 1b/2 study in combination with Cytarabine for the treatment of AML

HOUSTON, July 13, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the publication of data from its completed MB-105 European Phase 1 clinical trial assessing the safety and efficacy of Annamycin as a single agent for the treatment of adults with relapsed or refractory AML. The manuscript titled, “Results of a Phase 1 Study of Liposomal Annamycin for the Treatment of Relapsed or Refractory AML Patients After Induction Therapy,” was published in the peer-reviewed British Journal of Cancer Research.

The authors of the published manuscript include Dr. Wolfram Dempke (Moleculin’s European Chief Medical Officer), Dr. John Paul Waymack (Moleculin’s Senior Chief Medical Officer) and Dr. Waldemar Priebe (Moleculin’s Chair - Scientific Advisory Board), as well as Polish investigators from the MB-105 trial.

“We are pleased to have the data from our successful MB-105 study published in this prestigious journal,” commented Walter Klemp, Chairman and CEO of Moleculin. “This early data provided an important foundation for our AML program and was informative for guiding our clinical development strategy for Annamycin in combination with Cytarabine for the treatment of AML. We continue to be very optimistic about Annamycin’s potential to provide a non-cardiotoxic treatment option for patients.”

MB-105 is the Company’s completed multicenter, open-label, dose-escalation study which was conducted to determine the maximal tolerated dose (MTD) and recommended Phase 2 dose (RP2D) of Annamycin as a single agent for the treatment of patients with AML after induction therapy. A total of 20 subjects with the age range of 24-76 years with a median age of 64.5 were enrolled across five clinical trial sites in Europe. The median number of prior therapies for all subjects was 4 (range 1-18). Of the 20 subjects enrolled, 17 received the full 3 consecutive days of dosing per protocol.

As previously announced, the final MB-105 results aligned with the overall safety profile of Annamycin and observations made in previously completed and ongoing clinical studies evaluating Annamycin. Additionally as detailed in the paper, among the eight subjects treated in the final dosing cohort (240 mg/m2) five were evaluable for efficacy and there were one PRs (Partial Response) and three CRi (complete response with incomplete recovery of peripheral blood count) among these five subjects, representing an 80% overall response rate (ORR) in the last cohort.

For purposes of this clinical trial, a CR means that the subject’s bone marrow blasts reduced to 5% or less (with CRi meaning a CR where there was incomplete recovery of white blood cell and/or platelet counts), and a PR means the subject’s bone marrow blasts reduced by 50% and resulted in a blast count of 25% or less.

Annamycin again demonstrated no evidence of cardiotoxicity based on review of cardiotoxicity biomarkers, LVEF, and ECHO GLS evaluation. These properties differentiate Annamycin from all other anthracyclines that have shown limited or no cardiotoxicity to date and highlight it as a very promising anticancer agent and it retains the ability to poison TOPO-IIα (topoisomerase II) and can also overcome mdr-1-related resistance mechanisms in leukaemic blasts, as shown in its parent compound.

As announced in February 2022, upon safely reaching the RP2D of 240 mg/m2 in the MB-105 trial, the Company concluded recruitment for the trial. Based on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials, MB-104 and MB-105, Moleculin commenced its ongoing Phase 1/2 trial evaluating Annamycin in combination with Cytarabine (Ara-C) for the treatment of subjects with AML who are refractory to or relapsed after induction therapy (MB-106) clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of STS lung metastases and the treatment of relapsed or refractory AML.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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